Exhibit 10(a)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

THE SOUTHERN COMPANY

The following are the annual base salaries, effective March 1, 2013, of the Chief Executive Officer and Chief Financial Officer of The Southern Company (the “Company”) and certain other executive officers of the Company who served during 2012.

Thomas A. Fanning Chairman, President and Chief Executive Officer	$1,587,750
Art P. Beattie Executive Vice President and Chief Financial Officer	$647,594
Charles D. McCrary Executive Vice President of the Company, President and Chief Executive Officer of Alabama Power Company	$803,247
W. Paul Bowers Executive Vice President of the Company, President and Chief Executive Officer of Georgia Power Company	$764,406
Stephen E. Kuczynski President and Chief Executive Officer, Southern Nuclear	$661,775